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                                                                      EXHIBIT 99
                              WSI DELISTING RELEASE
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For Immediate Release

          WSI INDUSTRIES' LISTING TRANSFERRED TO NASDAQ SMALLCAP MARKET

MARCH 22, 2000--WAYZATA, MN--WSI Industries, Inc. (Nasdaq: WSCI) today reported that it has been notified by The Nasdaq Stock Market that its listing will be transferred from the National Market System to the SmallCap Market effective with the open of business on March 23, 2000.

The Company said it was notified by Nasdaq that it is not in compliance with the minimum net tangible asset requirement of $4 million to maintain its listing on the National Market. The Company said the reason for the non-compliance is due to the goodwill related to the acquisitions of Taurus Numeric Tool, Inc. (February 1999) and Bowman Tool & Machining, Inc. (August 1999).

Michael J. Pudil, president and chief executive officer said that although he is disappointed by the Nasdaq action, he is extremely encouraged by the positive impact of the Taurus and Bowman acquisitions on the Company's operations. He said these acquisitions have accelerated the company's growth, been accretive to consolidated earnings from the outset, and significantly diversified and expanded the Company's base of business. Pudil said that as a result of these factors, he remains very optimistic about the Company's prospects for all of fiscal 2000.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including agriculture, construction, aerospace and avionics, recreational vehicles and computers.

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For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
952/473-1271

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The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to obtain additional manufacturing programs and retain current programs and other factors detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 29, 1999
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